Exhibit 99.1

April 28, 2020

First Busey Announces COVID-19 Response and 2020 First Quarter Earnings Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

COVID-19 Response

First Busey Corporation (“First Busey” or the “Company”) is positioned to execute its mission as an essential community resource during these challenging times. The coronavirus disease 2019 (“COVID-19”) is not only impacting health and safety around the world, it is causing significant economic disruption for both individuals and businesses, making the Company’s promise of support even more important to customers. First Busey is offering a Financial Relief Program to customers designed to alleviate some of the hardships qualifying customers may face as a result of COVID-19 and the resulting economic impacts, offering solutions for all types of customers—including retail, personal loan and mortgage—as well as commercial clients and small businesses. The program includes options for loan payment deferrals as well as certain fee waivers.

As part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), Congress appropriated approximately $349 billion for the creation of the Paycheck Protection Program (“PPP”) and then authorized a second phase for another $310 billion in PPP loans. This program provides payroll assistance for the nation’s nearly 30 million small businesses—and select nonprofits—in the form of 100% government-guaranteed low-interest loans from the U.S. Small Business Administration (“SBA”). First Busey has served as a bridge for the program, actively helping existing and new business clients sign up for this important financial resource. First Busey has funded $657.3 million in loans under this program for 2,508 customers as of April 24, 2020.

In early March, to support the efforts of public health authorities and help curtail the spread of COVID-19 and ensure the safety of its associates, the Company initiated its pandemic response plan, expanding social-distancing practices and providing remote work capabilities. On March 19, 2020, the Company suspended lobby services and began servicing in-person customers exclusively from its drive-up windows out of an abundance of caution.

In the face of the challenges and risks posed by COVID-19, the Company remains resolute in its focus on protecting the strength and flexibility of its balance sheet. As a matter of policy and practice, the Company limits the level of concentration exposure in any particular loan segment and maintains a well-diversified loan portfolio. In anticipation of the potential risks associated with COVID-19, the Company took actions in early March to increase the vigilance and escalate the monitoring of susceptible industry sectors and exposures within its portfolio. Furthermore, the Company maintains strong capital and liquidity positions. The progression of the COVID-19 pandemic in the United States began to negatively impact the Company’s results of operations during the quarter ended March 31, 2020. Going forward, COVID-19 can be expected to have a complex and significant adverse impact on the economy, the banking industry and First Busey in future fiscal periods, all subject to a high degree of uncertainty as it relates to both timing and severity. Primary areas of potential impact to the Company include margin compression, provision expense, wealth management fees, fees for customer services and asset quality.

First Quarter Financial Results and Adoption of CECL Methodology

First Busey’s net income for the first quarter of 2020 was $15.4 million, or $0.28 per diluted common share, as compared to $28.6 million, or $0.52 per diluted common share, for the fourth quarter of 2019 and $25.5 million, or $0.48 per diluted common share, for the first quarter of 2019.  Adjusted net income1 for the first quarter of 2020 was $15.5 million, or $0.28 per diluted common share, as compared to $31.8 million, or $0.57 per diluted common share, for the fourth quarter of 2019 and $26.6 million, or $0.50 per diluted common share, for the first quarter of 2019. Pre-provision net revenue1 for the first quarter of 2020 was $35.8 million as compared to $37.5 million for the fourth quarter of 2019 and $37.1 million for the first quarter of 2019.  Adjusted pre-provision net revenue1 for the first quarter of 2020 was $38.2 million as compared to $41.1 million for the fourth quarter of 2019 and $38.6 million for the first quarter of 2019.  For the first quarter of 2020, annualized return on average assets and annualized return on average tangible common equity1 were 0.64% and 7.30%, respectively.  Based on adjusted net income1, annualized return on average assets was 0.64% and annualized return on average tangible common equity1 was 7.36% for the first quarter of 2020.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

On January 1, 2020, the Company adopted ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model. Upon adoption of CECL, the Company recognized a $16.8 million increase in its allowance for credit losses, substantially attributable to the remaining loan fair value marks on prior acquisitions, and a $5.5 million increase in its reserve for unfunded commitments. Under accounting rules, the reserve for unfunded commitments is carried on the balance sheet in other liabilities rather than as a component of the allowance for credit losses. These one-time increases, net of tax, were $15.9 million and recorded as an adjustment to beginning retained earnings. Ongoing impacts of the CECL methodology will be dependent upon changes in economic conditions and forecasts, originated and acquired loan portfolio composition, credit performance trends, portfolio duration, and other factors. During the first quarter of 2020, the Company recorded provision for credit losses of $17.2 million and provision for unfunded commitments of $1.0 million primarily as a result of economic factors around COVID-19. As a result of these additions, the allowance increased from $53.7 million at December 31, 2019, to $84.4 million at March 31, 2020, representing 1.25% of portfolio loans outstanding and 310.10% of non-performing loans.

The Company views certain non-operating items, including acquisition-related and restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles (“GAAP”). Non-operating pretax adjustments for the first quarter of 2020 were $0.1 million of expenses related to acquisitions. The Company believes that non-GAAP measures (including adjusted pre-provision net revenue, adjusted net income, adjusted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible book value, tangible book value per share and return on average tangible common equity), facilitate the assessment of its financial results and peer comparability. A reconciliation of these non-GAAP measures is included in tabular form at the end of this release.

First Busey’s goal of being a strong community bank for the communities it serves begins with outstanding associates. The Company is honored to be named among the 2019 Best Banks to Work For by American Banker, the 2019 Best-In-State Banks for Illinois by Forbes and Statista, the 2019 Best Places to Work in Illinois by Daily Herald Business Ledger, the 2019 Best Companies to Work For in Florida by Florida Trend magazine, the 2019 Best Place to Work in Indiana by the Indiana Chamber of Commerce, the 2019 Best Places to Work in St. Louis by the St. Louis Business Journal and the 2019 Best Places to Work in Money Management by Pensions and Investments.

For more than 150 years, First Busey has delivered on a promise of trusted customer relationships and community support. First Busey’s storied history of supporting associates, customers and communities continues in today’s fluid, ever-evolving landscape.

/s/ Van A. Dukeman

President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]

(dollars in thousands, except per share data)	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
EARNINGS & PER SHARE DATA
Pre-provision net revenue[2,4]	$35,849	$37,479	$35,930	$34,330	$37,123
Revenue[3]	96,363	102,969	104,051	102,350	94,286
Net income	15,364	28,571	24,828	24,085	25,469
Diluted earnings per share	0.28	0.52	0.45	0.43	0.48
Cash dividends paid per share	0.22	0.21	0.21	0.21	0.21
Net income by operating segment
Banking	$14,924	$29,573	$25,731	$24,441	$26,665
Remittance Processing	860	958	972	1,105	1,025
Wealth Management	3,599	3,465	2,184	2,845	2,641
AVERAGE BALANCES
Cash and cash equivalents	$477,242	$533,519	$515,965	$328,414	$220,471
Investment securities	1,738,564	1,677,962	1,780,066	1,897,486	1,722,015
Loans held for sale	61,963	68,480	42,418	25,143	17,249
Portfolio loans	6,658,277	6,657,283	6,558,519	6,528,326	6,128,661
Interest-earning assets	8,817,544	8,810,505	8,781,590	8,666,136	8,088,396
Total assets	9,688,177	9,713,858	9,659,769	9,522,678	8,865,642

Non-interest bearing deposits	1,842,743	1,838,523	1,780,645	1,747,746	1,616,913
Interest-bearing deposits	6,081,972	6,052,529	6,086,378	5,970,408	5,592,495
Total deposits	7,924,715	7,891,052	7,867,023	7,718,154	7,209,408
Securities sold under agreements to repurchase	182,280	204,076	184,637	193,621	204,529
Interest-bearing liabilities	6,512,217	6,537,611	6,557,518	6,493,885	6,064,091
Total liabilities	8,470,017	8,489,411	8,446,936	8,326,876	7,755,770
Stockholders' common equity	1,218,160	1,224,447	1,212,833	1,195,802	1,109,872
Tangible stockholders' common equity[4]	845,920	845,179	835,232	818,951	757,285
PERFORMANCE RATIOS
Pre-provision net revenue to average assets[2,4]	1.49%	1.53%	1.48%	1.45%	1.70%
Return on average assets[4]	0.64%	1.17%	1.02%	1.01%	1.17%
Return on average common equity	5.07%	9.26%	8.12%	8.08%	9.31%
Return on average tangible common equity[4]	7.30%	13.41%	11.79%	11.80%	13.64%
Net interest margin[4,5]	3.20%	3.27%	3.35%	3.43%	3.46%
Efficiency ratio[4]	59.69%	60.54%	62.73%	63.62%	57.99%
Non-interest revenue as a % of total revenues[3]	27.95%	30.14%	29.38%	28.26%	27.47%
NON-GAAP INFORMATION
Adjusted pre-provision net revenue[2,4]	$38,211	$41,131	$43,600	$42,823	$38,602
Adjusted net income[4]	15,479	31,782	30,535	29,498	26,614
Adjusted diluted earnings per share[4]	0.28	0.57	0.55	0.53	0.50
Adjusted pre-provision net revenue to average assets[4]	1.59%	1.68%	1.79%	1.80%	1.77%
Adjusted return on average assets[4]	0.64%	1.30%	1.25%	1.24%	1.22%
Adjusted return on average tangible common equity[4]	7.36%	14.92%	14.50%	14.45%	14.25%
Adjusted net interest margin[4,5]	3.07%	3.14%	3.22%	3.27%	3.31%
Adjusted efficiency ratio[4]	59.54%	57.02%	55.42%	56.55%	56.43%

[1] Results are unaudited.

[2] Net interest income plus non-interest income, excluding security gains and losses, less non-interest expense.

[3] Revenues consist of net interest income plus non-interest income, excluding security gains and losses.

[4] See “Non-GAAP Financial Information” below for reconciliation.

5 On a tax-equivalent basis, assuming a federal income tax rate of 21%.

Condensed Consolidated Balance Sheets1

	As of
(dollars in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Assets
Cash and cash equivalents	$342,848	$529,288	$525,457	$420,207	$330,407
Investment securities	1,770,881	1,654,209	1,721,865	1,869,143	1,940,519

Loans held for sale	89,943	68,699	70,345	39,607	20,291

Commercial loans	5,040,507	4,943,646	4,900,430	4,759,329	4,744,136
Retail real estate and retail other loans	1,704,992	1,743,603	1,768,985	1,772,797	1,770,945
Portfolio loans	$6,745,499	$6,687,249	$6,669,415	$6,532,126	$6,515,081

Allowance	(84,384)	(53,748)	(52,965)	(51,375)	(50,915)
Premises and equipment	149,772	151,267	153,641	149,726	147,958
Goodwill and other intangibles	370,572	373,129	381,323	375,327	377,739
Right of use asset	9,074	9,490	9,979	10,426	10,898
Other assets	327,200	276,146	274,700	267,480	245,356
Total assets	$9,721,405	$9,695,729	$9,753,760	$9,612,667	$9,537,334

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,910,673	$1,832,619	$1,779,490	$1,766,681	$1,791,339
Interest-bearing checking, savings, and money market deposits	4,580,547	4,534,927	4,498,005	4,316,730	4,214,809
Time deposits	1,482,013	1,534,850	1,652,971	1,749,811	1,757,078
Total deposits	$7,973,233	7,902,396	$7,930,466	$7,833,222	$7,763,226

Securities sold under agreements to repurchase	167,250	205,491	202,500	190,846	217,077
Short-term borrowings	21,358	8,551	29,739	30,761	30,739
Long-term debt	134,576	182,522	183,968	185,576	188,221
Junior subordinated debt owed to unconsolidated trusts	71,347	71,308	71,269	71,230	71,192
Lease liability	9,150	9,552	10,101	10,531	10,982
Other liabilities	126,906	95,475	109,736	86,893	69,756
Total liabilities	$8,503,820	$8,475,295	$8,537,779	$8,409,059	$8,351,193
Total stockholders' equity	$1,217,585	$1,220,434	$1,215,981	$1,203,608	$1,186,141
Total liabilities & stockholders' equity	$9,721,405	$9,695,729	$9,753,760	$9,612,667	$9,537,334

Share Data
Book value per common share	$22.38	$22.28	$22.03	$21.73	$21.32
Tangible book value per common share[2]	$15.57	$15.46	$15.12	$14.95	$14.53
Ending number of common shares outstanding	54,401,208	54,788,772	55,197,277	55,386,636	55,624,627

[1] Results are unaudited except for amounts reported as of December 31, 2019.

[2] See “Non-GAAP Financial Information” below for reconciliation, excludes tax effect of other intangible assets.

Condensed Consolidated Statements of Income[1]

(dollars in thousands, except per share data)
	For the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest and fees on loans	$72,536	$76,290	$71,789
Interest on investment securities	10,659	10,682	11,260
Other interest income	1,238	1,824	1,232
Total interest income	$84,433	$88,796	$84,281

Interest on deposits	12,227	13,670	12,500
Interest on securities sold under agreements to repurchase	408	559	583
Interest on short-term borrowings	67	156	191
Interest on long-term debt	1,554	1,719	1,710
Interest on junior subordinated debt owed to unconsolidated trusts	744	756	914
Total interest expense	$15,000	$16,860	$15,898

Net interest income	$69,433	$71,936	$68,383
Provision for credit losses	17,216	2,367	2,111
Net interest income after provision for credit losses	$52,217	$69,569	$66,272

Wealth management fees	11,555	11,223	9,029
Fees for customer services	8,361	9,048	8,097
Remittance processing	3,753	3,765	3,780
Mortgage revenue	1,381	3,576	1,945
Income on bank owned life insurance	1,057	1,142	978
Security gains (losses), net	587	605	42
Other	823	2,279	2,074
Total non-interest income	$27,517	$31,638	$25,945

Salaries, wages and employee benefits	34,003	35,117	32,341
Data processing	4,395	6,462	4,401
Net occupancy expense of premises	4,715	4,811	4,202
Furniture and equipment expense	2,449	2,570	2,095
Professional fees	1,824	2,103	3,187
Amortization of intangible assets	2,557	2,681	2,094
Other	10,571	11,746	8,843
Total non-interest expense	$60,514	$65,490	$57,163

Income before income taxes	$19,220	$35,717	$35,054
Income taxes	3,856	7,146	9,585
Net income	$15,364	$28,571	$25,469

Per Share Data
Basic earnings per common share	$0.28	$0.52	$0.48
Diluted earnings per common share	$0.28	$0.52	$0.48
Average common shares outstanding	54,661,787	55,055,530	53,277,102
Diluted average common shares outstanding	54,913,329	55,363,258	53,577,935

[1] Results are unaudited.

Balance Sheet Growth

At March 31, 2020, portfolio loans were $6.75 billion, as compared to $6.69 billion as of December 31, 2019 and $6.52 billion as of March 31, 2019. The increase as of March 31, 2020 from December 31, 2019 related to organic commercial loan growth of $96.9 million partially offset by a decline in retail real estate and retail other loans of $38.6 million. Average portfolio loans were steady at $6.66 billion for the first quarter of 2020 and fourth quarter of 2019 compared to $6.13 billion in the first quarter of 2019. Average interest-earning assets for the first quarter of 2020 increased to $8.82 billion compared to $8.81 billion for the fourth quarter of 2019 and $8.09 billion for the first quarter of 2019.

Total deposits were $7.97 billion at March 31, 2020, compared to $7.90 billion at December 31, 2019 and $7.76 billion at March 31, 2019. The Company remains funded primarily through core deposits with significant market share in its primary markets.

Net Interest Margin and Net Interest Income

Net interest margin for the first quarter of 2020 was 3.20%, compared to 3.27% for the fourth quarter of 2019 and 3.46% for the first quarter of 2019. Net interest income was $69.4 million in the first quarter of 2020 compared to $71.9 million in the fourth quarter of 2019 and $68.4 million in the first quarter of 2019.

The Federal Open Market Committee (“FOMC”) lowered Federal Funds Target Rates for the first time in 11 years on July 31, 2019 and then again on September 18, 2019 and October 30, 2019, for a combined decrease of 75 basis points during 2019. In response to the potential economic risks posed by COVID-19, the FOMC took further action during the quarter, lowering the Federal Funds Target Rate by 50 basis points on March 3, 2020, followed by an additional 100 basis point reduction on March 15, 2020. These rate cuts contributed to the decline in net interest margin, as assets, in particular commercial loans, repriced more quickly and to a greater extent than liabilities.

Asset Quality

Loans 30-89 days past due were $10.2 million as of March 31, 2020, a decrease from $14.3 million as of December 31, 2019, and $10.8 million as of March 31, 2019. Non-performing loans totaled $27.2 million as of March 31, 2020, a decrease from $29.5 million as of December 31, 2019, and $36.6 million as of March 31, 2019. Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.40% at March 31, 2020 as compared to 0.44% at December 31, 2019 and 0.56% at March 31, 2019.

Net charge-offs totaled $3.4 million for the quarter ended March 31, 2020 compared to $1.6 million and $1.8 million for the quarters ended December 31, 2019 and March 31, 2019, respectively. The increase for the quarter ended March 31, 2020 was largely attributable to the charge-off of one credit relationship that had been on non-accrual with a specific reserve of $2.7 million at December 31, 2019.

With the adoption of CECL, the allowance as a percentage of portfolio loans increased to 1.25% at March 31, 2020, as compared to 0.80% at December 31, 2019 and 0.78% at March 31, 2019. The allowance as a percentage of non-performing loans increased to 310.10% at March 31, 2020 compared to 182.15% at December 31, 2019 and 139.17% at March 31, 2019.

Asset Quality[1]

(dollars in thousands)	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Portfolio loans	$6,745,499	$6,687,249	$6,669,415	$6,532,126	$6,515,081
Loans 30-89 days past due	10,150	14,271	12,434	18,040	10,780
Non-performing loans:
Non-accrual loans	25,672	27,896	31,827	32,816	36,230
Loans 90+ days past due	1,540	1,611	1,276	258	356
Total non-performing loans	$27,212	$29,507	$33,103	$33,074	$36,586
Total non-performing loans, segregated by geography
Illinois/ Indiana	17,761	20,428	24,296	24,509	28,847
Missouri	5,711	5,227	8,202	7,778	6,593
Florida	3,740	3,852	605	787	1,146
Other non-performing assets	3,553	3,057	926	936	921
Total non-performing assets	$30,765	$32,564	$34,029	$34,010	$37,507
Total non-performing assets to total assets	0.32%	0.34%	0.35%	0.35%	0.39%
Total non-performing assets to portfolio loans and non- performing assets	0.46%	0.49%	0.51%	0.52%	0.58%
Allowance to portfolio loans	1.25%	0.80%	0.79%	0.79%	0.78%
Allowance as a percentage of non-performing loans	310.10%	182.15%	160.00%	155.33%	139.17%
Net charge-offs	3,413	1,584	1,821	2,057	1,844
Provision	17,216	2,367	3,411	2,517	2,111

[1] Results are unaudited.

Non-Interest Income

Total non-interest income of $27.5 million for the first quarter of 2020 decreased as compared to $31.6 million in the fourth quarter of 2019 and increased as compared to $25.9 million in the first quarter of 2019. Revenues from wealth management fees and remittance processing activities represented 55.6% of the Company’s non-interest income for the quarter ended March 31, 2020, providing a balance to spread-based revenue from traditional banking activities.

Wealth management fees were $11.6 million for the first quarter of 2020, an increase from $11.2 million for the fourth quarter of 2019 and $9.0 million for the first quarter of 2019. Net income from the Wealth Management segment was $3.6 million for the first quarter of 2020, an increase from $3.5 million for the fourth quarter of 2019 and $2.6 million in the first quarter of 2019. First Busey’s Wealth Management division ended the first quarter of 2020 with $8.93 billion in assets under care, a 7.9% decrease from $9.70 billion at December 31, 2019 as a result of market volatility. The Wealth Management division experienced new customer inflows, net of redemptions, of $18.8 million during the first quarter of 2020.

Remittance processing revenue from the Company’s subsidiary, FirsTech, of $3.8 million for the first quarter of 2020 was steady with the fourth and first quarters of 2019. The Remittance Processing operating segment generated net income of $0.9 million for the first quarter of 2020 as compared to $1.0 million for the fourth and first quarters of 2019.

The decrease in other non-interest income in the first quarter of 2020 as compared to the first and fourth quarters of 2019 primarily relates to amortization for a New Market Tax Credit of $1.2 million, which is offset in tax expense.

Operating Efficiency

The efficiency ratio was 59.69% for the quarter ended March 31, 2020 compared to 60.54% for the quarter ended December 31, 2019 and 57.99% for the quarter ended March 31, 2019. The adjusted efficiency ratio1 was 59.54% for the quarter ended March 31, 2020, 57.02% for the quarter ended December 31, 2019, and 56.43% for the quarter ended March 31, 2019. The Company remains focused on expense discipline.

Specific areas of non-interest expense are as follows:

•	Salaries, wages and employee benefits were $34.0 million in the first quarter of 2020, a decrease from $35.1 million in the fourth quarter of 2019 but an increase from $32.3 million from the first quarter of 2019. Total full-time equivalents at March 31, 2020 numbered 1,507 compared to 1,531 at December 31, 2019 and 1,589 at March 31, 2019.

•	Data processing expense in the first quarter of 2020 of $4.4 million decreased compared to $6.5 million in the fourth quarter of 2019 and was steady with the first quarter of 2019.

•	Other expense in the first quarter of 2020 of $10.6 million decreased compared to $11.7 million in the fourth quarter of 2019 and increased compared to $8.8 million in the first quarter of 2019. The first quarter of 2020 other expense includes a $1.0 million provision for unfunded commitments.

Capital Strength

The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on May 1, 2020 of $0.22 per common share to stockholders of record as of April 24, 2020. The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of March 31, 2020, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s tangible common equity1 (“TCE”) was $863.5 million at March 31, 2020, compared to $864.6 million at December 31, 2019 and $826.2 million at March 31, 2019. TCE in the quarter was impacted by the negative adjustment to beginning retained earnings of $15.9 million recorded upon the adoption of CECL. TCE represented 9.22% of tangible assets at March 31, 2020, compared to 9.26% at December 31, 2019 and 9.00% at March 31, 2019.1

During the first quarter of 2020, the Company purchased 407,850 shares of its common stock at an average price of $23.71 per share for a total of $9.7 million under the Company’s stock repurchase plan. On February 5, 2020, First Busey’s board of directors approved an amendment to increase the authorized shares under the repurchase program by 2,000,000 shares. Repurchases were executed in contemplation of maintaining levels of treasury stock appropriate to satisfy compensation awards, in addition to favorable pricing of the Company’s shares during the first quarter of 2020. On March 16, 2020, due to uncertainties relating to COVID-19, the Company suspended share repurchases. At March 31, 2020, the Company held 1,509,525 shares in treasury and had 1,982,088 shares available to be purchased under the plan.

1Q20 Quarterly Supplement

For additional information on the Company’s response to COVID-19, financial condition and operating results, please refer to the 1Q20 Quarterly Supplement presentation furnished via Form 8-K on April 28, 2020, in conjunction with this earnings release.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

Corporate Profile

As of March 31, 2020, First Busey Corporation (Nasdaq: BUSE) was a $9.72 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, the wholly-owned bank subsidiary of First Busey Corporation, had total assets of $9.70 billion as of March 31, 2020 and is headquartered in Champaign, Illinois, with 61 banking centers serving Illinois, 13 banking centers serving Missouri, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana. Through the Busey Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of March 31, 2020, assets under care were approximately $8.93 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states. More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Bank was named among Forbes’ 2019 Best-In-State Banks—one of five in Illinois and 173 from across the country, equivalent to 2.8% of all U.S.banks. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ banking customers who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

For more information about us, visit busey.com.

Contacts:

Jeffrey D. Jones, Chief Financial Officer

217-365-4130

Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP. These measures include adjusted pre-provision net revenue, adjusted net income, adjusted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per share and return on average tangible common equity. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions. Management also uses these measures for peer comparisons.

A reconciliation to what management believes to be the most direct compared GAAP financial measures, specifically total net interest income in the case of pre-provision net revenue, net income in the case of adjusted net income, adjusted earnings per share and adjusted return on average assets, total net interest income in the case of adjusted net interest margin, total non-interest income and total non-interest expense in the case of adjusted efficiency ratio and total stockholders’ equity in the case of tangible common equity, tangible common equity to tangible assets, tangible book value per share and return on average tangible common equity, appears below. The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring non-interest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.

These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates and effective rates as appropriate.

Reconciliation of Non-GAAP Financial Measures – Pre-Provision Net Revenue
(dollars in thousands)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net interest income	$69,433	$71,936	$68,383
Non-interest income	27,517	31,638	25,945
Net losses/gains on sales of securities and unrealized losses/ gains recognized on equity securities	(587)	(605)	(42)
Non-interest expense	(60,514)	(65,490)	(57,163)
Pre-provision net revenue	$35,849	$37,479	$37,123

Acquisition expenses	145	3,652	1,479
Provision for unfunded commitments	1,017	-	-
New Market Tax Credit impairment	1,200	-	-
Adjusted Pre-provision net revenue	$38,211	$41,131	$38,602

Average total assets	$9,688,177	$9,713,858	$8,865,642

Reported: Pre-provision net revenue to average assets [1]	1.49%	1.53%	1.70%
Adjusted: Pre-provision net revenue to average assets [1]	1.59%	1.68%	1.77%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income, Adjusted Earnings Per Share and Return on Average Assets
(dollars in thousands)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net income	$15,364	$28,571	$25,469
Acquisition expenses
Salaries, wages and employee benefits	-	367	-
Data processing	-	1,017	7
Lease or fixed asset impairment	-	165	-
Other (includes professional and legal)	145	879	1,205
Other restructuring costs
Salaries, wages and employee benefits	-	38	-
Fixed asset impairment	-	1,861	-
Data processing	-	351	100
Other (includes professional and legal)	-	796	167
MSR valuation impairment	-	(1,822)	-
Related tax benefit	(30)	(441)	(334)
Adjusted net income	$15,479	$31,782	$26,614

Diluted average common shares outstanding	54,913,329	55,363,258	53,577,935
Reported: Diluted earnings per share	$0.28	$0.52	$0.48
Adjusted: Diluted earnings per share	$0.28	$0.57	$0.50

Average total assets	$9,688,177	$9,713,858	$8,865,642

Reported: Return on average assets[1]	0.64%	1.17%	1.17%
Adjusted: Return on average assets [1]	0.64%	1.30%	1.22%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin
(dollars in thousands)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019

Reported: Net interest income	$69,433	$71,936	$68,383
Tax-equivalent adjustment	730	781	677
Purchase accounting accretion related to business combinations	(2,827)	(2,983)	(2,994)
Adjusted: Net interest income	$67,336	$69,734	$66,066

Average interest-earning assets	$8,817,544	$8,810,505	$8,088,396

Reported: Net interest margin[1]	3.20%	3.27%	3.46%
Adjusted: Net Interest margin[1]	3.07%	3.14%	3.31%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio
(dollars in thousands)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Reported: Net Interest income	$69,433	$71,936	$68,383
Tax- equivalent adjustment	730	781	677
Tax-equivalent interest income	$70,163	$72,717	$69,060

Reported: Non-interest income	$27,517	$31,638	$25,945
Net losses/gains on sales of securities and unrealized losses/ gains recognized on equity securities	(587)	(605)	(42)
Adjusted: Non-interest income	$26,930	$31,033	$25,903

Reported: Non-interest expense	$60,514	$65,490	$57,163
Amortization of intangible assets	(2,557)	(2,681)	(2,094)
Non-operating adjustments:
Salaries, wages and employee benefits	-	(405)	-
Data processing	-	(1,368)	(107)
Other	(145)	(1,879)	(1,372)
Adjusted: Non-interest expense	$57,812	$59,157	$53,590

Reported: Efficiency ratio	59.69%	60.54%	57.99%
Adjusted: Efficiency ratio	59.54%	57.02%	56.43%

Reconciliation of Non-GAAP Financial Measures – Tangible Common Equity, Tangible Common Equity to Tangible Assets, Tangible Book Value per Share and Return on Average Tangible Common Equity
(dollars in thousands)

	As of and for the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019

Total assets	$9,721,405	$9,695,729	$9,537,334
Goodwill and other intangible assets, net	(370,572)	(373,129)	(377,739)
Tax effect of other intangible assets, net	16,530	17,247	17,751
Tangible assets	$9,367,363	$9,339,847	$9,177,346

Total stockholders’ equity	1,217,585	1,220,434	1,186,141
Goodwill and other intangible assets, net	(370,572)	(373,129)	(377,739)
Tax effect of other intangible assets, net	16,530	17,247	17,751
Tangible common equity	$863,543	$864,552	$826,153

Ending number of common shares outstanding	54,401,208	54,788,772	55,624,627

Tangible common equity to tangible assets[1]	9.22%	9.26%	9.00%
Tangible book value per share	$15.57	$15.46	$14.53

Average common equity	$1,218,160	$1,224,447	$1,109,872
Average goodwill and other intangible assets, net	(372,240)	(379,268)	(352,587)
Average tangible common equity	$845,920	$845,179	$757,285

Reported: Return on average tangible common equity[2]	7.30%	13.41%	13.64%
Adjusted: Return on average tangible common equity[2,3]	7.36%	14.92%	14.25%

[1] Tax-effected measure.

[2] Annualized measure.

[3] Calculated using adjusted net income.

Special Note Concerning Forward-Looking Statements

Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economy (including the impact of the 2020 presidential election and the impact of tariffs, a U.S. withdrawal from or significant negotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the COVID-19 pandemic in the United States), or other adverse external events that could cause economic deterioration or instability in credit markets; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in accounting policies and practices, including CECL, that will change how the Company estimates credit losses; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of The London Inter-bank Offered Rate phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.